Exhibit 23
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The Board of Directors
Meredith Corporation:


We consent to incorporation by reference in the Registration Statements No. 333-21979, No. 333-04033, No. 33-2094, No. 2-54974, and No. 33-59258, each on
Form S-8, of Meredith Corporation of our report dated July 28, 2000, relating to the consolidated balance sheets of Meredith Corporation and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity, and cash flows and related financial statement schedule for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000 annual report on Form 10-K of Meredith Corporation.


 /s/ KPMG LLP
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KPMG LLP
Des Moines, Iowa
September 18, 2000